As filed with the Securities and Exchange Commission on April 25, 2003

                                                                                                                                                                                                 Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________________

FORWARD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
____________________________

New York	13-1950672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Green Road, Suite E
Pompano Beach, Florida 33064
(954) 419-9544
(Address and telephone number of Registrant's principal executive offices)

Forward Industries, Inc. 1996 Stock Incentive Plan
(Full title of the plan)

Douglas W. Sabra, Chief Financial Officer and Vice President
Forward Industries, Inc.
1801 Green Road Suite E
Pompano Beach, Florida 33064
(954) 360-6420
(Name, address and telephone number of agent for service)

Copy of communications to:
Jeffrey W. Rubin, Esq.
Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York 10022

___________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (1)	2,278,750 (1)	US$1.99 (2)	US$4,556,469 (2)	US$368.62 (2)
Common Stock, $.01 par value per share (1)	221,250 (1)	US$2.36 (3)	US$522,150 (3)	US$42.24 (3)

(1)     Based on 2,278,750 shares of Common Stock subject to outstanding options, and 221,250 shares of Common Stock issuable pursuant to options not yet granted under the Forward Industries, Inc. 1996 Stock Incentive Plan (the "Plan").

(2)     Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933on the basis of the weighted average exercise price of the outstanding options under the Plan.

(3)     Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c)  based on the average of the high and low closing prices of Registrant's Common Stock as reported in the consolidated transaction reporting system on April 21, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1.          Plan Information

            The documents containing information specified by Part I of this registration statement on Form S-8 (the "Registration Statement"), the 1996 Stock Incentive Plan of Forward Industries, Inc., a New York corporation (the "Registrant"), together with other Plan documents, have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not being filed with the Commission but constitute (together with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act, in accordance with Rule 428(a)(1) under the Securities Act.

        Item 2.          Registrant Information and Employee Plan Annual Information

            The written statement required by Item 2 is included in documents that have been or will be sent or given to participants in the Plan pursuant to Rule 428(b)(i) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3.  Incorporation of Documents by Reference

            The documents listed below previously filed with the Commission are incorporated by reference in the Registration Statement and shall be deemed a part hereof:

(a)      The Registrant's Annual Report on Form 10-KSB filed on November 27, 2002 for the fiscal year ended September 30, 2002 (File No. 0-6669) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

(b)      The Registrant's Current Reports on Form 8-K filed on January 6, 2003 and January 21, 2003 (File No. 0-6669) filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)      The Registrant's Reports on Form 10-QSB filed on January 21, 2003 and April 22, 2003 (File No. 0-6669) filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(d)      The description of the Registrant's Common Stock set forth in its Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act  on November 3, 1972 (File No. 0-6669).

            All documents filed by the Registrant with the Commission after the date hereof pursuant to Sections 13 (a), 13 (c), 14 and 15(d) of the Exchange Act (except with respect to Reports on Form 8-K, only those reports that so indicate on the cover page thereof), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

            Not applicable.

Item 5.   Interests of Named Experts and Counsel

            Not applicable.

Item 6.   Indemnification of Directors and Officers

            Under the New York Business Corporation Law ("BCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director of officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonable believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

            Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification.  Except as provided in the preceding sentence, unless ordered by a court pursuant to the BCL, any indemnification under the BCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

            The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

            The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the BCL.

            Article 12 of the Registrant's Certificate of Incorporation, as amended, provides as follows:

            To the fullest extent permitted by the New York Business Corporation Law as presently in effect or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director.  Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification

            Article IX of the By-Laws, as amended, of the Registrant provides as follows:

(a)      The Corporation shall, to the fullest extent now or hereafter permitted by the New York Business Corporation Law, indemnify any director or officer who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such director or officer if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

(b)      The Corporation may indemnify any other person (including, without limitation, corporate personnel other than directors or officers) to whom the Corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

(c)      The Corporation shall, from time to time, reimburse or advance to any person referred to in Section (a) the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section (a), upon receipt of a written undertaking by or on behalf of such person to repay such amounts(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

(d)      The right to indemnification conferred by Section (a) shall not be retroactive to events occurring prior to the adoption of this Article IX.

(e)      This Article IX may be amended, modified or repealed either by action of the Board of Directors of the Corporation or by the vote of the shareholders.  Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

            In addition the Registrant maintains Directors and Officers Liability insurance.

Item 7.   Exemption from Registration Claimed

            Not applicable.

Item 8.   Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits and are incorporated herein by reference.

Item 9.   Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)   To the extent required, the undersigned Registrant has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Pompano Beach, State of Florida on the 25th  day of April, 2003.

FORWARD INDUSTRIES, INC.
By: /s/ Jerome E. Ball Jerome E. Ball Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome E. Ball and Michael Schiffman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerome E. Ball Jerome E. Ball	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 25, 2003
/s/ Douglas W. Sabra Douglas W. Sabra	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	April 25, 2003
/s/ Theodore H. Schiffman Theodore H. Schiffman	Director	April 25, 2003
/s/ Michael Schiffman Michael Schiffman	President and Director	April 25, 2003
/s/ Bruce Galloway Bruce Galloway	Director	April 25, 2003
/s/ Jeffrey Kuhr Jeffrey Kuhr	Director	April 25, 2003
/s/ Norman Ricken Norman Ricken	Director	April 25, 2003

EXHIBIT INDEX

Number	Description	Page No. in Sequential Numbering System
4	Forward Industries, Inc. 1996 Stock Incentive Plan*
5	Opinion of Hogan & Hartson L.L.P.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP.*
24	Powers of Attorney (included in signature pages hereto).*